UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported)	September 10, 2008

Berkshire Income Realty, Inc
(Exact name of Registrant as specified in its charter)

Maryland	001-31659	32-0024337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Beacon Street, Suite 1500, Boston, Massachusetts		02108
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code		(617) 523-7722

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 10, 2008, the operating partnership of the Registrant, Berkshire Income Realty – OP, L.P., through its wholly owned subsidiary, BRI Westchester Limited Partnership (“Seller”), entered into a purchase and sale agreement (the “Agreement”) to sell 100% of the fee simple interest of the Westchester West Apartments (“Westchester West”), a garden style apartment property located in Silver Spring, Maryland, to an unaffiliated third party.  The sale price of the property is $53,350,000, subject to adjustment for normal operating prorations, apportionments and adjustments as provided for in the Agreement.  Additionally, the Agreement contemplates the buyer’s assumption of the outstanding mortgage debt of approximately $37,500,000 (the “Existing Loans”), secured by the property, which will further reduce the gross proceeds to the Seller.  The assumption of the Existing Loans is subject to the written approval of the lender (such approval, the “Lender Consent”).  In the event that the Lender Consent is not obtained on or before September 30, 2008 (the “Assumption Deadline”), the Seller has the right at any time thereafter, and prior to the receipt of the Lender Consent, to terminate the Agreement by providing written notice to the buyer.  If the Lender Consent is not obtained on or before December 31, 2008, or the lender has disapproved of the assumption of the Existing Loans in writing, then the buyer has the right at any time thereafter to terminate the Agreement by providing written notice to Seller.

The closing of the purchase and sale of the property under the Agreement is subject to certain conditions specified in the Agreement, including the respective rights of first refusal of Montgomery County, Maryland and a certified tenant organization, to purchase Westchester West pursuant to applicable Montgomery County regulations.

The Agreement provides for an inspection period (the “Inspection Period”), commencing on the date of the Agreement and ending on September 30, 2008, during which the buyer may, upon reasonable notice to the Seller, enter the property to perform due diligence activities.  The buyer has the right to terminate the Agreement in its sole discretion in writing, delivered to the Seller at any time prior to the expiration of the Inspection Period.  The buyer also has the right to terminate the Agreement during the period between the expiration of the Inspection Period and October 7, 2008, in the event that the buyer fails to receive approval for the acquisition from the board of directors if its general partner.  The Agreement requires the buyer to indemnify the Registrant from any and all liabilities, claims, costs and expenses arising out of the buyer’s entry onto the property during the Inspection Period.

The Agreement calls for the closing of the purchase and sale to be held on the date that is ten days after the later to occur of (1) receipt of the Lender Consent; or (2) receipt of a certificate from Montgomery County that neither Montgomery County, nor a certified tenant organization, will exercise a right of first refusal to purchase Westchester West, and that all right of first refusal provisions have been complied with, provided that if buyer elects to pay off the Existing Loans at the  closing, then the closing shall take place ten days after the buyer delivers notice of such exercise to the Seller.  If Montgomery County fails to issue such certificate on or before the seventy-fifth day following the date on which it receives notice from the Seller of the proposed sale of Westchester West, each of Seller and buyer will have the right to terminate the Agreement by providing written notice to the other.

At the closing, the Management Agreement, by and between Seller and Berkshire Property Advisors, L.L.C., an affiliate of the Registrant, will be terminated by agreement of the parties thereto.  Berkshire Property Advisors, L.L.C. will not provide management services to the buyer following the closing.

The sale of the property is intended to qualify as a relinquished property in a transaction structured to comply with the requirements of a Section 1031 tax deferred exchange (“1031 Exchange”) under the Internal Revenue Code of 1986, as amended (the “Tax Code”).  As required by the Tax Code, a qualified 1031 Exchange intermediary has been retained  in connection with the sale of Westchester West and the related 1031 Exchange.

The forgoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit 99.1	Purchase and Sale Agreement between BRI Westchester Limited Partnership, a Maryland limited partnership, and Home Properties, L.P., a New York limited partnership, dated September 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Berkshire Income Realty, Inc.

Date: September 16, 2008	/s/ Christopher M. Nichols
Name: Christopher M. Nichols
Title: Chief Accounting Officer